RiverNorth Opportunities Fund, Inc. N-2/A

Exhibit a.2

RIVERNORTH OPPORTUNITIES FUND, INC.

CERTIFICATE OF CORRECTION

RiverNorth Opportunities Fund, Inc., a Maryland corporation (the “Corporation”), having its principal office in Baltimore City, Maryland, hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The Corporation filed Articles of Amendment and Restatement with the SDAT on December 10, 2015 (the “Articles”) which require correction as permitted by Section 1-207 of the Maryland General Corporation Law. The Articles being corrected inadvertently included a blank for a date.

SECOND: Section 6.5(b) of the Articles to be corrected hereby is as follows:

(b)       “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Interested Party (as defined below) or an Affiliate (as defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since [ ], 2015, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

THIRD: Section 6.5(b) of the Articles as corrected hereby is as follows:

(b)       “Continuing Director” means any member of the Board of Directors of the Corporation who is not an Interested Party (as defined below) or an Affiliate (as defined below) of an Interested Party and has been a member of the Board of Directors for a period of at least 12 months, or has been a member of the Board of Directors since December 2, 2013, or is a successor of a Continuing Director who is unaffiliated with an Interested Party and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board of Directors.

FOURTH: The undersigned President acknowledges this Certificate of Correction to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Correction to be signed in its name and on its behalf by its President and attested to by its Secretary on this 28th day of December, 2015.

ATTEST:	RIVERNORTH OPPORTUNITIES FUND, INC.

/s/Abigail J. Murray	By:	/s/ Thomas A. Carter	(SEAL)
Abigail J. Murray		Thomas A. Carter
Secretary		President

The undersigned, President of RiverNorth Opportunities Fund, Inc., who executed on behalf of the Corporation the foregoing Certificate of Correction of which this certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Certificate of Correction to be the corporate act of said Corporation and hereby certifies that to the best of his knowledge, information and belief the matters and facts set forth therein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.

/s/ Thomas A. Carter
Thomas A. Carter, President